Thursday December 10, 6:22 pm Eastern Time

Company Press Release

Accom Announces Acquisition of Scitex Digital Video, Closes Private Placement, Changes Fiscal Year and Announces Fourth Quarter and Fiscal 1998 Results

         MENLO PARK,  Calif.,  Dec. 10 /PRNewswire/ -- Accom, Inc. (OTC Bulletin
Board: ACCM) today announced the acquisition of substantially all of the assets of Scitex Digital Video, Inc. ("SDV"), a subsidiary of Scitex, Inc. SDV, headquartered in Redwood City, California, develops, manufactures, markets and sells digital video manipulation equipment and non- linear video workstations that are used throughout the professional video and multimedia industry. SDV was formed in late 1995 through Scitex's acquisition and subsequent merger of ImMIX, Inc. and Abekas Video Systems, Inc. Both ImMIX and Abekas were previously part of the Carlton Communications Plc Group. For the eleven months ended November 30, 1998, SDV had revenues of approximately $28 million.


         The purchase price paid by Accom for the SDV assets was approximately $10 million. In addition, Accom will issue to Scitex warrants to purchase up to approximately a 10% ownership interest in Accom.


         Junaid Sheikh, Chairman and CEO of Accom, commented: "The acquisition of SDV represents an important transaction in Accom's history. Accom and SDV combined will offer a broad product line, comprised of outstanding products in the areas of digital video effects generators, digital disk recorders, linear and non-linear editors and virtual sets aimed at the professional video market. The combined companies expect to operate at an annual revenue level of approximately $40 million and we expect Accom to be profitable in 1999. As part of this transaction, we will be taking a number of immediate consolidation steps, including the shut-down of six SDV facilities and a significant reduction in headcount for the combined companies. We believe that the Company is now correctly sized to be profitable at the current revenue level. We are excited to welcome SDV's talented employees and experienced dealers and distributors into the Accom family, and we look forward to continuing to support SDV's many loyal customers worldwide."


         In conjunction with the acquisition of SDV, Accom announced that it will change its fiscal year end from September 30 to December 31. Accordingly, Accom will report a transition period comprised of the three months ended December 31, 1998 which will include approximately three weeks of results from SDV.


         In conjunction with the acquisition of SDV, Accom also announced the closing of a private placement of 2,500,000 unregistered shares of common stock for $1,500,000.


         Accom also announced today results for its fourth quarter and fiscal 1998, which ended September 30, 1998. For the fourth quarter of fiscal 1998, revenues were $2.4 million, which compares with $3.0 million for the third quarter of fiscal 1998,

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a decrease  of $0.6  million  or 21%.  For the  fourth  quarter of fiscal  1997, revenues were $4.7 million. For all of fiscal 1998, revenues were $12.6 million, which compares with $17.6 million for fiscal 1997. The Company reported a net loss of $1.5 million, or $0.22 per share, for the fourth quarter of fiscal 1998, as compared to a net loss of $952,000, or $0.14 per share, for the third quarter of fiscal 1998. Net income for the fourth quarter of fiscal 1997 was $188,000, or $0.03 per share. For all of fiscal 1998, the net loss was $2.9 million, or $0.43 per share, which compares with a net loss of $4.5 million, or $0.68 per share, for fiscal 1997. The net loss in fiscal 1997 included a $4.0 million charge taken by the Company in the first quarter of 1997 to streamline operations and provide valuation reserves against inventories, receivables, and fixed assets. Absent these charges, the net loss in fiscal 1997 would have been $0.5 million or $0.08 per share.


         Accom, headquartered in Menlo Park, California, designs, manufactures, sells and supports a complete line of digital video production, disk recording and editing tools, and its ELSET virtual set systems, for the professional worldwide television production, post production, broadcasting, and computer video marketplace.


         This release contains forward-looking statements based on current expectations or beliefs as well as a number of assumptions about future events, and that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Accom. The forward-looking statements in this release address a variety of subjects including, for example, the product offerings of the combined companies, the expected revenue and profitability of the combined company, the anticipated appropriate headcount for the combined companies and the level of support for customers. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that SDV's business will not be successfully integrated with Accom's business; and increased competition and technological changes in the industry in which Accom competes. For a detailed discussion of these and other cautionary statements, please refer to Accom's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


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                                 Accom, Inc.
                    Condensed Consolidated Balance Sheets
                                (in thousands)

                                                September 30,  September 30,
                                                     1998           1997

                                      Assets
    Current assets:
     Cash and cash equivalents                    $ 3,232        $ 5,317
     Accounts receivable, net                       2,020          3,239
     Inventories                                    1,527            980
     Income tax refunds receivable                     --            621
     Deferred tax assets                               20             38
     Prepaid expenses and other current assets        208            334
       Total current assets                         7,007         10,529
    Property and equipment, net                     1,038            967
    Other assets                                       49             49
       Total assets                                $8,094        $11,545

                       Liabilities and Stockholders' Equity

    Current liabilities:
     Notes payable                                     --             24
     Accounts payable                               1,276          1,476
     Accrued liabilities and customer deposits      1,010          1,338
     Deferred revenue                                  88            141
       Total current liabilities and
        total liabilities                           2,374          2,979
    Stockholders' equity:
     Common stock, issued and outstanding:
      6,671 shares as of September 30, 1998 and
       6,627 shares as of September 30, 1997       21,462         21,427
     Accumulated deficit                          (15,742)       (12,861)
      Total stockholders' equity                    5,720          8,566
      Total liabilities and stockholders' equity   $8,094        $11,545


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                                 Accom, Inc.
               Condensed Consolidated Statements of Operations
                    (in thousands, except per share data)

                                      Quarters ended          Years Ended
                                      September 30,          September 30,
                                     1998       1997       1998        1997
                                       (Unaudited)

    Net sales                      $ 2,383    $ 4,711    $ 12,617   $ 17,627
    Cost of sales                    1,523      2,138       6,178     11,034
     Gross margin                      860      2,573       6,439      6,593
    Operating expenses:
     Research and development          903        814       3,295      3,344
     Marketing and sales             1,210      1,319       4,967      5,981
     General and administrative        273        303       1,219      1,925
     Total operating expenses        2,386      2,436       9,481     11,250
    Operating income (loss)         (1,526)       137      (3,042)    (4,657)
     Interest and other
      income, net                       46         60         180        176
    Income (loss) before
     provision for income taxes     (1,480)       197      (2,862)    (4,481)
    Provision for income taxes          13          9          19          9
    Net income (loss)              $(1,493)   $   188    $ (2,881)  $ (4,490)
    Net income (loss) per
     share - basic and diluted     $ (0.22)   $  0.03    $  (0.43)  $  (0.68)
    Shares used in computing
     net income (loss) per
     share - basic and diluted       6,671      7,408       6,662      6,587

         SOURCE: Accom, Inc.


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